EXHIBIT 23







                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 and related Prospectus pertaining to the American Express Directors' Stock Plan of American Express Company (the "Company"), for the registration of 10,000 shares of its common stock, of our report dated February 7, 1997, with respect to the consolidated financial statements and schedules of the Company incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by the Company's Form 10-K/A dated June 26, 1997, filed with the Securities and Exchange Commission.



/s/  Ernst & Young LLP


New York, New York
December 8, 1997

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